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                                   EXHIBIT 99
                             SPECIAL CONSIDERATIONS



The following factors should be considered carefully in evaluating the Company and its business.

NO ASSURANCE OF PROFITABILITY

         The Company's ability to generate operating profits will depend upon the nature and extent of any future developments, acquisitions, and conversions; the Company's capital resources; the success of its franchising of Black-eyed Pea restaurants; general economic and demographic conditions; and the Company's ability to refinance, restructure, or repay its outstanding indebtedness. There can be no assurance that the Company will be profitable in the future.

RISKS ASSOCIATED WITH BUSINESS STRATEGY

         The Company intends to pursue a strategy of growth primarily through the development of new Denny's and Black-eyed Pea restaurants, the acquisition of existing Denny's restaurants, the franchising of additional Black-eyed Pea restaurants, the acquisition and conversion to the Denny's or Black-eyed Pea concepts of restaurant operating under other restaurant concepts, the conversion of certain existing restaurants to the Denny's or Black-eyed Pea concepts, and the expansion of its operations to include one or more additional restaurant concepts. There can be no assurance that the Company will be successful in developing new restaurants or acquiring existing restaurants on acceptable terms and conditions, that its operations can be expanded to include other restaurant concepts, that any additional restaurants it develops or acquires will be effectively and profitably managed and integrated into its operations, that it will be able to effect its contemplated conversions, or that any restaurants that it develops, acquires, or converts will operate profitably. The execution of the Company's strategy will require the availability of substantial funds. These funds historically have been provided by sale-leaseback financing arrangements, and the Company currently has in place commitment for approximately $20.0 million of sale-leaseback financing through 1997. There can be no assurance, however, that adequate financing will continue to be available on terms acceptable to the Company.

         Unforeseen expenses, difficulties, and delays frequently encountered in connection with the rapid expansion of operations also could hinder the Company from executing its business strategy. The magnitude, timing, and nature of future restaurant developments, acquisitions, and conversions will depend upon various factors, including the availability of suitable sites, the ability to negotiate suitable terms, the Company's financial resources, the availability of restaurant management and other personnel, the ability to obtain any required consents from Denny's, Inc. or the Company's lenders for such developments, acquisitions, and conversions, and general economic and business conditions. Many of these factors will be beyond the control of the Company.
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EXPANSION OF OPERATIONS

         The Company's operations have expanded significantly since 1990. The Company's success in the future will depend on its ability to expand the number of its restaurants whether through increasing the number of its Denny's and Black-eyed Pea restaurants or expanding its operations to include one or more additional restaurant concepts, or both, and to operate and manage successfully its growing operations. The Company's ability to expand successfully will depend upon a number of factors, including the availability and cost of suitable restaurant locations for development; the availability of restaurant acquisition opportunities; the hiring, training, and retaining of additional management and restaurant personnel; the availability of adequate financing; the continued development and implementation of management information systems; and competitive factors.

         The rate at which the Company will be able to increase the number of restaurants it operates will vary depending upon whether the Company acquires existing restaurants, or develops new restaurants. The acquisition of existing restaurants will depend upon the Company's ability to identify and acquire restaurants on satisfactory terms and conditions. The opening of new restaurants will depend upon the Company's ability to locate suitable sites in terms of favorable population characteristics, density and household income levels, visibility, accessibility and traffic volume, proximity to demand generators (including shopping malls, lodging, and office complexes) and potential competition; to obtain financing for construction, tenant improvements, furniture, fixtures, and equipment; to negotiate acceptable leases or terms of purchase; to secure liquor licenses and zoning, environmental, health and similar regulatory approvals; to recruit and train qualified personnel; and to manage successfully the rate of expansion and expanded operations. The opening of new restaurants also may be affected by increased construction costs and delays resulting from governmental regulatory approvals, strikes or work stoppages, adverse weather conditions, and various acts of God. Newly opened restaurants may operate at a loss for a period following their initial opening. The length of this period will depend upon a number of factors, including the time of year the restaurant is opened, sales volume, and the Company's ability to control costs. There can be no assurance that the Company will be successful in achieving its expansion goals through development or acquisition of additional restaurants or that any additional restaurants that are developed or acquired will be profitable.

SIGNIFICANT BORROWINGS AND FUTURE FINANCINGS

         The development of new restaurants, the acquisition of existing restaurants, and the conversion and re-imaging of restaurants requires funds for construction, tenant improvements, furniture, fixtures, equipment, training of employees, permits, initial franchise fees, and additional expenditures. The Company has incurred substantial indebtedness to effect its restaurant developments, acquisitions, conversions, and re-imagings to date, and the Company may incur substantial additional indebtedness in the future in order to implement its business plan and growth strategy. The Company had long-term debt of $44.5 million, subordinated notes of $30.6 million, obligations under capital leases aggregating $28.0 million, and a working capital deficit of $ 27.6 million as of April 2, 1997.
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         The Company may seek additional equity or debt financing in the future to provide funds to develop, acquire, convert, and re-image restaurants. In addition, the Company currently intends to raise sufficient capital, either through the sale of equity or by incurring replacement indebtedness, to enable it to retire its 12% Subordinated Notes due 2002 in the principal amount of $15,000,000 (the "BEP Purchase Note") and to redeem the related warrants (the "BEP Warrants"), each of which were issued to the seller of BEP, prior to the date on which the BEP Warrants become exercisable on October 1, 1997, and to retire its Series B 13% Subordinated Notes due 2003 in the principal amount of $18,250,000 (the "Series B Notes") prior to the date on which the related Series B Warrants become exercisable on March 29, 1999. There can be no assurance that such financing will be available or will be available on satisfactory terms; that the company will be able to develop or acquire new restaurants, to convert existing restaurants to the Denny's or Black-eyed Pea concepts, or to otherwise expand its restaurant operations; that the Company will be able to refinance, restructure, or satisfy its obligations as they become due; or that the Company will be able to retire its BEP Purchase Note and Series B Notes before the related BEP Warrants and Series B Warrants are exercised. While debt financing enables the Company to add more restaurants than it would otherwise be able to do, expenses are increased by such financing and such financing must be repaid by the Company regardless of the Company's operating results. Future equity financings could result in dilution to shareholders.

RELIANCE ON DENNY'S, INC.

         The Company currently operates 188 Denny's restaurants as a Denny's franchisee. As a result of the nature of franchising and the Company's franchise agreements with Denny's, Inc., the long-term success of the Company depends, to a significant extent, on the continued vitality of the Denny's restaurant concept and the overall success of the Denny's system; the ability of Denny's, Inc. to identify and react to new trends in the restaurant industry, including the development of popular menu items; the ability of Denny's, Inc. to develop and pursue appropriate marketing strategies in order to maintain and enhance the name recognition, reputation, and market perception of Denny's restaurants; the goodwill associated with the Denny's trademark; the quality, consistency, and management of the overall Denny's system; and the successful operation of Denny's restaurants owned by Denny's, Inc. and other Denny's franchisees. Any business reversals that may be encountered by Denny's, Inc., a failure by Denny's, Inc. to promote the Denny's name or restaurant concept, the inability or failure of Denny's, Inc. to support its franchisees, including the Company, or the failure to operate successfully the Denny's restaurants that Denny's, Inc. itself owns could have a material adverse effect on the Company. In this regard, Flagstar Companies, Inc., ("Flagstar") which owns Denny's, Inc., has been experiencing financial difficulties and recently announced that it has reached an agreement in principle with holders of certain of its outstanding indebtedness on a financial restructuring plan. Any financial reversals or illiquidity on the part of Flagstar could have a material adverse effect on Denny's, Inc. The Company has no control over the management or operation of Denny's, Inc. or other Denny's franchisees. Negative publicity with respect to Denny's, Inc. or the Denny's name could adversely affect the Company. For example, the Company experienced a decline in traffic and restaurant sales in certain of its Denny's restaurants as a result of the negative publicity that arose in 1993 relating to claims of alleged racial discrimination against customers in certain Denny's, Inc. restaurants and subsequent investigation of such claims by the United States Department of Justice.
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         The Company intends to develop new Denny's and Black-eyed Pea restaurants and to convert to the Denny's concept certain restaurants that it currently owns or that it may acquire in the future. The Company's ability to develop new Denny's and Black-eyed Pea restaurants will depend upon numerous factors, particularly the Company's ability to identify suitable sites, obtain adequate financing on acceptable terms, and other factors over which the Company may have little or no control. There can be no assurance that the Company will be able to secure sufficient restaurant sites that it deems to be suitable or to develop Denny's or Black-eyed Pea restaurants on such sites on terms and conditions it considers favorable in order to meet its growth objectives or to satisfy the requirements of the Development Agreement described below.

         The Company ability to convert additional restaurants to the Denny's concept will depend upon a number of factors, including the continued availability of adequate financing on acceptable terms and the Company's ability to identify and acquire existing restaurants that are suitable for conversion to the Denny's concept. An agreement with Denny's, Inc. requires that Company to convert a total of 25 Kettle's restaurants to the Denny's concept by September 1997. As of April 2, 1997, the Company had converted 15 of the 25 Kettle restaurants it is required to convert to the Denny's concept and was in the process of converting another five Kettle restaurants to the Denny's concept. There can be no assurance that the Company will be able to convert its existing non-Denny's, non-Black-eyed Pea restaurants in a timely manner or to acquire and convert additional restaurants in the future in a manner that will enable it to meet its expansion objectives.

RESTRICTIONS IMPOSED BY DENNY'S FRANCHISE AGREEMENTS

         The Company's franchise agreements for its Denny's restaurants (the "Denny's Franchise Agreements") impose a number of restrictions and obligations on the Company. The Denny's Franchise Agreements require the Company to pay an initial franchise fee and royalties equal to 4% of weekly gross sales and an advertising contribution of 2% of weekly gross sales. Such amounts must be paid or expended regardless of the profitability of the Company's Denny's restaurants. The Denny's Franchise Agreements also require the Company to operate its Denny's restaurants in accordance with the requirements and specifications established by Denny's, Inc. relating to the exterior and interior design, decor, and furnishings of Denny's restaurants, menu selection, the preparation of food products, and quality of service as well as general operating procedures, advertising, maintenance of records, and protection of trademarks. In addition, from time to time Denny's, Inc. may require the Company to modify its restaurants to conform with the then-existing Denny's restaurant format. The failure of the Company to satisfy such requirements could result in the loss of the Company's franchise rights for some or all of its Denny's restaurants as well as its development rights for additional Denny's restaurants.

         In the event that the Company defaults under the Denny's Franchise Agreements, the Company could be subject to potential damages for breach of contract and could lose its rights under those agreements, including the right to what the Company believes are favorable franchise arrangements and the right to use the "Denny's" trademarks and trade styles. The loss of such rights would have a material adverse effect on the Company. Denny's, Inc. has retained the right to open on its own behalf or to grant to other franchisees the right to open other Denny's restaurants in the immediate vicinity of the Company's Denny's restaurants.
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         Pursuant to an agreement between the Company and Denny's, Inc., in the event that the Company is in default under the terms of its credit facility with Banque Paribas and the Company's other senior lenders, Denny's Inc. will have the right to terminate substantially all of the Denny's Franchise Agreements. The cancellation of Denny's Franchise Agreements as a result of a default by the Company under its credit facility would have a material adverse effect on the Company. The Denny's Franchise Agreements also provide that, in the event an assignment is deemed to have occurred thereunder, Denny's, Inc. will have the option to purchase the interest being transferred. An assignment under the Denny's Franchise Agreements will be deemed to have occurred if a person, entity, or group of persons (other than a group including any of Jack M. Lloyd, William J. Howard, and William G. Cox, each of whom is an officer and director of the Company; Jeffrey D. Miller; a former officer and director of the Company; or BancBoston Ventures, Inc.) ("BancBoston") acquires voting control of the Board of Directors of the Company.

CERTAIN FACTORS AFFECTING THE RESTAURANT INDUSTRY

         The ownership and operation of restaurants may be affected by adverse changes in national, regional, or local economic or market conditions; increased costs of labor (including those which may result from the increases in applicable minimum wage requirements enacted in 1996); increased costs of food products; fuel shortages and price increases; competitive factors; the number, density, and location of competitors; limited alternative uses for properties and equipment; changing consumer tastes, habits, and spending priorities; the cost and availability of insurance coverage; management problems; uninsured losses; changing demographics; changes in government regulation; changing traffic patterns; weather conditions; and other factors. The Company may be the subject of litigation based on discrimination, personal injury, or other claims, including claims that may be based upon legislation that imposes liability on restaurants or their employees for injuries or damages caused by the negligent service of alcoholic beverages to an intoxicated person or to a minor. Multi-unit restaurant operations, such as the Company, can be adversely affected by publicity resulting from food quality, illness, injury, or other health and safety concerns or operating issues resulting form one restaurant or a limited number of restaurants operated under the same name, including those not owned by the Company. None of these factors can be predicted with any degree of certainty, and any one or more of these factors could have a material adverse effect on the Company.

COMPETITION

         As part of the nation's largest family-oriented, full-service restaurant chain, the Company's Denny's restaurants compete primarily with national and regional restaurant chains, such as International House of
Pancakes, Big Boy, Shoney's, Friendly's, and Perkins. The Company's Black-eyed Pea restaurants compete in the casual and mid-scale dining segment and the family dining segment with national and regional restaurant chains such as Applebee's and Chili's.
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         The restaurant industry is intensely competitive with respect to price, service, locations, personnel, and type and quality of food. In addition, restaurants compete for attractive restaurant sites and the availability of restaurant personnel and managers. The Company has many well-established competitors with financial and other resources substantially greater than those of the Company. Certain competitors have been in existence for a substantially longer period than the Company and may be better established in markets where the Company's restaurants are or may be located. The restaurant business often is affected by changes in consumer tastes, national, regional, or local economic conditions, demographic trends, traffic patterns, and the type, number and location of competing restaurants. The Company's success will depend, in part, on the ability of the Company (and Denny's, Inc. in the case of the Company's Denny's restaurants) to identify and respond appropriately to changing conditions. In addition, factors such as inflation, increased food, labor, and benefit costs, and the availability of experienced management and hourly employees, which may adversely affect the restaurant industry in general, would affect the Company's restaurants.

CONTROL BY CERTAIN SHAREHOLDERS; CONFLICTS OF INTEREST

         The directors and officers of the Company currently own approximately 35.4% of the Company's outstanding Common Stock. In addition, BancBoston, a former shareholder of DRC, currently owns approximately 15.8% of the Company's outstanding Common Stock. Accordingly, such shareholders collectively have the poser to elect all of the members of the Company's Board of Directors and thereby control the business and policies of the Company.

         Jack M. Lloyd, the Chairman of the Board, President, and Chief Executive Officer of the Company, and William J. Howard, Executive Vice President and a director of the Company, currently hold an aggregate of $16,794,000 in principal amount of the Company's Series B Notes in addition to their Common Stock. As a result of such shareholders' ability, together with the Company's other directors and officers, to direct the policies of the Company, an inherent conflict of interest may arise in connection with decisions regarding the timing of and the allocation of assets of the Company for the purposes of interest payments on, or redemption of, the Series B Notes. In addition, the Series B Notes contain restrictive covenants relating to the operation of the Company and the maintenance of certain financial ratios and tests. There can be no assurance that the holders of the Series B Notes will waive any default under the notes. A default not waived by a majority of the holders of the Series B Notes could have a material adverse effect on the holders of the Company's Common Stock.

DEPENDENCE UPON KEY PERSONNEL

         The Company's success will depend, in large part, upon the services of Jack M. Lloyd, the Company's Chairman of the Board, President, and Chief Executive Officer, and William G. Cox, the Company's Chief Operating Officer. Although the Company has employment agreements with Messrs. Lloyd and Cox expiring in December 1997 and May 1999, respectively, the loss of the services of either of them could materially and adversely affect the Company.
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GOVERNMENT REGULATION

         The Company is subject to various federal, state, and local laws affecting its business. The development and operation of restaurants depend to a significant extent on the selection and acquisition of suitable sites, which are subject to zoning, land use, environmental, traffic, and other regulations of state and local governmental agencies. City ordinances or other regulations, or the application of such ordinances or regulations, could impair the Company's ability to construct or acquire restaurants in desired locations and could result in costly delays. In addition, restaurant operations are subject to licensing and regulation by state and local departments relating to health, sanitation, safety standards, and fire codes; federal and state labor laws (including applicable minimum wage requirements, tip credit provisions, overtime regulations, workers' compensation insurance rates, unemployment and other taxes, working and safety conditions, and citizenship requirements); zoning restrictions; and in those restaurants currently operated by the Company at which alcoholic beverages are served, state and local licensing of the sale of alcoholic beverages. The delay or failure to obtain or maintain any licenses or permits necessary for operations could have a material adverse effect on the Company. In addition, an increase in the minimum wage rate (such as the increase enacted during 1996), employee benefit costs (including costs associated with mandated health insurance coverage), or other costs associated with employees could aversely affect the Company. The Company also is subject to the Americans with Disabilities Act of 1990 which, among other things, may require the installation of certain fixtures or accommodations in new restaurants or renovations to its existing restaurants to meet federally mandated requirements. With respect to its franchised Black-eyed Pea restaurants, the Company is subject to regulation by the Federal Trade Commission and must comply with certain state laws governing the offer, sale, and termination of franchises and the refusal to renew franchises.

POSSIBLE VOLATILITY OF STOCK PRICE

         The market price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in the operating results of the Company or other restaurant companies, changes in analysts' estimates of the Company's financial performance, changes in national and regional economic conditions, the financial markets, or the restaurant industry, natural disasters, or other developments affecting the Company or other restaurant companies. The trading volume of the Company's Common Stock has been limited, which may increase the volatility of the market price for such stock. In addition, the stock market has experienced extreme price and volume fluctuation in recent years. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons not necessarily related to the operating performances of those companies.
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RIGHTS TO ACQUIRE SHARES

         A total of 2,169,800 shares of the Company's Common Stock have been reserved for issuance upon exercise of options granted or which may be granted under the Company's stock option plans or other outstanding employee stock options. Employee and director stock options to acquire an aggregate of 1,311,300 shares of Common Stock currently are outstanding. In addition, warrants and unit purchase options to acquire 1,283,040 shares of Common Stock currently are outstanding and warrants to acquire approximately 7.5% of the Company's Common Stock on a fully diluted basis will become exercisable on October 1, 1997. Series B Warrants to acquire an additional 477,953 shares of Common Shares will become exercisable on March 29, 1999 unless the Company repays all of the outstanding Series B Notes prior to that date. During the terms of such options and warrants, the holders thereof will have the opportunity to profit from an increase in the market price of the Company's Common Stock. The existence of such options and warrants may adversely affect the terms on which the Company can obtain additional financing in the future, and the holders of such options and warrants can be expected to exercise such options and warrants at a time when the Company, in all likelihood, would be able to obtain additional capital by offering shares of Common Stock on terms more favorable to it than those provided by the exercise of such options and warrants.

SHARE ELIGIBLE FOR FUTURE SALE

         Sales of substantial amounts of Common Stock in the public market, or even the potential for such sales, could adversely affect prevailing market prices for the Company's Common Stock and could adversely affect the Company's ability to raise capital. As of April 2, 1997, there were outstanding 13,409,277 shares of the Company's Common Stock. Of these shares, approximately 12,375,840 shares are freely transferable without restriction under the Securities Act of 1933, as amended (the "Securities Act"), unless they are held by "affiliates" of the Company, as that term is defined in the Securities Act and the regulations promulgated thereunder or unless transfer of certain shares is restricted as a result of contractual obligation. The remaining 1,033,437 shares of Common Stock currently outstanding are "restricted securities," as that term is defined in Rule 144 under the Securities Act, and may be sold only in compliance with Rule 144, pursuant to registration under the Securities Act, or pursuant to an exemption therefrom. Affiliates also are subject to certain of the resale limitations of Rule 144 as promulgated under the Securities Act. Generally, under Rule 144, each person who beneficially owns restricted securities with respect to which at least one year has elapsed since the later of the date the shares were acquired from the Company or an affiliate of the Company may, every three months, sell in ordinary brokerage transactions or to market makers an amount of shares equal to the grater of 1% of the Company's then-outstanding Common Stock or the average weekly trading volume for the four weeks prior to the proposed sale of such shares.
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         The 6,937,500 shares of Common Stock issued pursuant to the Merger generally are freely tradable under Rule 145 under the Securities Act, unless held by an affiliate, in which case such shares will be subject to the volume and manner of sale restrictions under Rule 144. In connection with the Merger, certain of the former shareholders of DRC entered into lock-up agreements with respect to 4,660,256 shares of Common Stock issued in connection with the Merger. Holders of other outstanding warrants and unit purchase options have certain rights with respect to registration of the shares underlying such warrants and options for offer or sale to the public. An aggregate of approximately 3,755,500 shares of Common Stock that are currently outstanding or that are issuable upon exercise of certain warrants and unit purchase options have been registered for resale pursuant to an effective registration statement.

LACK OF DIVIDENDS; RESTRICTIONS ON ABILITY TO PAY DIVIDENDS IN THE FUTURE

         The Company has never paid any dividends on its Common Stock and does not anticipate that it will pay dividends in the foreseeable future. The Company intends to apply any earnings to the expansion and development of its business. In addition, the terms of the Company's $65.0 million credit facility, the note issued to the sellers of BEP, and the indenture governing its Series B Notes limit the ability of the Company to pay dividends on its Common Stock.

CHANGE IN CONTROL PROVISION

         The Company's Restated Articles of Incorporation and Amended and Restated Bylaws and certain provisions of the Georgia Business Corporation Code contain provisions that may have the effect of making more difficult or delaying attempts by others to obtain control of the Company, even when these attempts may be in the best interests of shareholders.